As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3533	76-0526032
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10111 Richmond Avenue, Suite 340

Houston, Texas 77042

(713) 963-9522

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. Safier

Senior Vice President — General Counsel

GulfMark Offshore, Inc.

10111 Richmond Avenue, Ste 340

Houston, Texas 77042

(713) 963-9522

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Amount of Registration Fee (1)
6.375% Senior Notes due 2022	$500,000,000	$68,200

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED December 21, 2012

PROSPECTUS

Offer to Exchange

Up To $500,000,000 of

6.375% Senior Notes due 2022

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $500,000,000 of

6.375% Senior Notes due 2022

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 6.375% Senior Notes due 2022 Offered in the Exchange Offer:

•

The terms of the new notes are identical to the terms of the old notes that were issued on March 12, 2012 and December 5, 2012, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $500,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•	We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risk factors beginning on page 7 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    ,

This prospectus is part of a registration statement we filed with the SEC. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its respective date.

In this prospectus, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “our company” and “GulfMark” refer to GulfMark Offshore, Inc., its subsidiaries and its predecessors in a reorganization transaction (the “Reorganization”), which predecessor we refer to in this prospectus as “Old GulfMark.” All such references prior to February 24, 2010, the effective time of the Reorganization, are references to Old GulfMark and its subsidiaries.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to GulfMark Offshore, Inc., 10111 Richmond Avenue, Ste 340, Houston, Texas 77042 (Telephone (713) 963-9522). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and in the documents incorporated by reference includes certain “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. The statements discussed in this prospectus and in the documents we incorporate by reference that are not purely historical data are forward-looking statements. These statements discuss future expectations or state other “forward-looking” information and involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus and the documents we incorporate by reference. The risk factors and other factors noted throughout this prospectus and in the documents incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statement.

We will not update these statements unless securities laws require us to do so. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” on page 7 of this prospectus and in the documents incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

i

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 7 of this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, we refer to the notes to be issued in the exchange offer as the “new notes” and the notes issued on March 12, 2012 and December 5, 2012 collectively as the “old notes.” The $200 million in aggregate principal amount of notes issued on December 5, 2012 (the “additional notes”) were an additional issue of our $300 million in aggregate principal amount of notes issued on March 12, 2012 (the “original notes”). The additional notes were issued under the same indenture as the original notes and are part of a single series of debt securities with the original notes for all purposes under the indenture. We refer to the new notes and the old notes collectively as the “notes.”

GulfMark Offshore, Inc.

Overview

We are a leading global provider of marine support and transportation services, primarily to the offshore oil and gas industry. We focus on delivering safe, high-quality and reliable service using a fleet of modern and technologically advanced vessels. We also extend our operational expertise to include the management of third-party vessels. We currently operate a fleet of 85 offshore supply vessels (“OSVs”), of which 70 are owned by us and 15 are managed on behalf of third-parties. Our owned OSV fleet is one of the world’s largest and youngest, with an average vessel age of approximately nine years.

Our customers include many of the world’s largest and most technically advanced oil and gas exploration and production companies, including national oil companies, such as Brazil’s Petrobras, major integrated oil and gas companies, such as Chevron Corporation and Shell Oil Company, and independent oil and gas exploration and production companies, such as EOG Resources, Inc. Customers employ our vessels to provide services supporting the construction, positioning and ongoing operation of offshore oil and natural gas drilling rigs, platforms and other infrastructure.

Our principal executive offices are located at 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, and our telephone number at that address is (713) 963-9522.

For additional information on our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Risk Factors

Investing in the new notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 7 of this prospectus and the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Annual Report”), together with all of the other information included or incorporated by reference in this prospectus.

Exchange Offer

On March 12, 2012 and December 5, 2012, we completed private offerings of the original notes and additional notes, respectively. We entered into registration rights agreements with the initial purchasers in the private offerings in which we agreed to deliver to you this prospectus and to use reasonable best efforts to complete the exchange offer prior to March 12, 2013.

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreements do not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirm that:

• DTC has received your instructions to exchange your notes, and • you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” and “Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal by telegram, facsimile transmission or letter to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreements.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933, as amended (the “Securities Act”), except in limited circumstances provided under the applicable registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, as well as requests for additional copies of this prospectus or the letter of transmittal, to the exchange agent addressed as follows: U.S. Bank National Association, Global Corporate Trust Services, EP-MN-WS2N, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Jacob Schmitz, Specialized Finance. Eligible institutions may make requests by electronic mail at jacob.schmitz1@usbank.com or by calling (651) 466-6774.

Terms of the New Notes

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. In this prospectus, we sometimes refer to the new notes and the old notes, collectively, as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	GulfMark Offshore, Inc.

Notes Offered	$500.0 million aggregate principal amount of 6.375% Senior Notes due 2022.

Maturity	March 15, 2022.

Interest Payment Dates	Interest on the new notes will be paid semi-annually in arrears on March 15 and September 15 of each year commencing on March 15, 2013. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note.

Ranking	The new notes will be our general unsecured senior obligations. Accordingly, the new notes will:

• rank equally in right of payment with all of our existing and future senior indebtedness;

• rank senior in right of payment to any of our future subordinated indebtedness; and

•     effectively rank junior in right of payment to all of our existing and future secured indebtedness and other obligations, including borrowings under our credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations.

The new notes initially will not be guaranteed by any of our subsidiaries, and as such will be structurally subordinated to all obligations of our subsidiaries. We are a holding company and substantially all of our operations are conducted through our subsidiaries.

Optional Redemption	We will have the option to redeem the new notes, in whole or in part, at any time on or after March 15, 2017, at the redemption prices described in this prospectus under the heading “Description of the Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to March 15, 2017, we may redeem the new notes, in whole or in part, at a “make-whole” redemption price described under “Description of the Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to March 15, 2015, we may, at any
time or from time to time, redeem up to 35% of the
aggregate principal amount of the new notes with the
net proceeds of certain equity offerings at a
redemption price equal to 106.375% of the principal
amount of the new notes, plus any accrued and
unpaid interest to the date of redemption.

Mandatory Offers to Purchase	Upon the occurrence of a change of control, holders of the new notes may have the right to require us to purchase all or a portion of their new notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest to the date of purchase. In addition, if we engage in certain asset sales, we may be required under certain circumstances to make an offer to purchase the new notes at 100% of the principal amount thereof, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants	We will issue the new notes under an indenture, dated March 12, 2012, with U.S. Bank National Association, as trustee. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional indebtedness or issue redeemable stock;

• pay dividends on stock, repurchase stock or redeem subordinated debt;

• make investments;

• enter into transactions with affiliates;

• create liens on our assets;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• restrict dividends, loans or other asset transfers from our restricted subsidiaries; and

• consolidate with or merge with or into, or sell all or substantially all of our properties to, another person.

However, many of these covenants will terminate if:

• Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. assign the new notes an investment grade rating; and

• no default under the indenture exists.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 7 for a discussion of certain factors you should consider in evaluating an investment in the new notes.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully read all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In that case, our ability to fulfill our obligations under the notes and the trading price of the notes could be materially affected, and you could lose all or part of your investment.

The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents we have incorporated by reference into this prospectus also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference into this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this prospectus.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless the applicable registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Risks Relating to the Notes

The notes are structurally subordinated to all indebtedness of our subsidiaries.

The notes are not guaranteed by any of our subsidiaries. Our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all indebtedness and other obligations of any subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

The indenture governing the notes, subject to some limitations, permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. In addition, unless a subsidiary is a guarantor of the notes, the indenture governing the notes does not limit the ability of such subsidiary to grant liens on its assets to secure its indebtedness.

We may be able to incur substantially more indebtedness, including indebtedness ranking equal to the notes. This could increase the risks associated with the notes.

Subject to the restrictions in the indenture governing the notes and in other instruments governing our other outstanding indebtedness (including our Multicurrency Facility Agreement (the “Multicurrency Facility”)), we may incur substantial additional indebtedness (including secured indebtedness) in the future. As of September 30, 2012, we and our subsidiaries had outstanding approximately $390.0 million of indebtedness and approximately $100.0 million available for additional borrowings under our Multicurrency Facility. In addition, we are currently in the final stages of negotiation of the 600.0 million NOK (currently the equivalent of approximately $107.0 million U.S. dollars) Norwegian Facility. Although the indenture governing the notes and the instruments governing our Multicurrency Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that indebtedness will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the company. This may have the effect of reducing the amount of proceeds paid to noteholders in connection with such a distribution.

Your right to receive payments on the notes will be effectively junior to our current and future indebtedness to the extent it is secured by our assets.

The notes effectively rank junior to any secured indebtedness we currently have or may incur in the future, to the extent of the value of the assets that secure such indebtedness, including current and future borrowings under our credit facilities. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our respective property, the holders of our secured debt will be entitled to be paid in cash, to the extent of the value of the collateral securing such debt, before any payment may be made with respect to the notes.

As of September 30, 2012, we and our subsidiaries had approximately $100.0 million available for additional borrowings under our Multicurrency Facility. In addition, we are currently in the final stages of negotiation of the 600.0 million NOK (currently the equivalent of approximately $107.0 million U.S. dollars) Norwegian Facility.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective properties, holders of the notes will participate with our trade creditors and all other holders of our senior unsecured indebtedness in the assets remaining. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of secured debt.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us.

Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. Any payments of dividends, distributions, loans or advances to us by our subsidiaries will be subject to restrictions on dividends under our credit facilities and any future indebtedness, as well as applicable local law in the jurisdictions in which our subsidiaries operate. While the terms of the indenture governing the notes limits the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments, these limitations are subject to important qualifications and exceptions. In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required payments on the notes.

Fraudulent conveyance laws may allow courts, under specific circumstances, to void the notes and require noteholders to return payments received.

The notes may be subject to claims that they should be limited, subordinated or voided under applicable law in favor of our existing or future creditors. These laws include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and defenses affecting the rights of creditors generally.

In general, under fraudulent conveyance and similar laws, a court might void or otherwise decline to enforce the notes if it found that when we issued the notes, or, in certain instances, when payments became due under the notes, we received less than reasonably equivalent value or fair consideration and one of the follow is true:

•	we were insolvent or rendered insolvent by reason of such incurrence;

•	we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

•	we intended to, or believed or reasonably should have believed that we would, incur debts beyond our ability to pay such debts as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied.

A court might also void the notes without regard to the above factors if such court found that we issued the notes with actual intent to hinder, delay or defraud our creditors. A court could also find we did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment, repay share premium or otherwise to retire or redeem equity securities issued by the debtor.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the notes, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from the issuer for the benefit of creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources. Moreover, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).

Many of the covenants contained in the indenture governing the notes will terminate if the notes are rated investment grade by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. These covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would, for the term of the notes, allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes — Certain Covenants — Termination of Certain Covenants.”

We may not be able to repurchase the notes in certain circumstances.

Under the terms of the indenture governing the notes, you may require us to repurchase all or a portion of your notes if we sell certain assets or in the event of a change of control. We may not have enough funds to pay the repurchase price on a purchase date. Our existing and any future credit agreements or other debt agreements to which we become a party may provide that our obligation to purchase or redeem the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the notes. If we are prohibited from repurchasing or redeeming the notes, we could seek the consent of our then-existing lenders to repurchase or redeem the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we may be unable to repurchase or redeem the notes. Our failure to redeem tendered notes would constitute a default under the indenture governing the notes and might constitute a default under the terms of other indebtedness that we incur.

The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by one or more credit rating agencies. A rating is not a recommendation to purchase, sell or hold the notes. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The old notes have not been registered under the Securities Act, and may not be resold by holders thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market. At the time of the private placements of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

Risks Relating to Our Business

We rely on the oil and natural gas industry, and volatile oil and natural gas prices impact demand for our services.

Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:

•	prevailing oil and natural gas prices;

•	expectations about future prices and price volatility;

•	cost of exploring for, producing and delivering oil and natural gas;

•	sale and expiration dates of available offshore leases;

•	demand for petroleum products;

•	current availability of oil and natural gas resources;

•	rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political, environmental and economic conditions;

•	technological advances; and

•	ability of oil and natural gas companies to obtain leases, permits, or obtain funds for capital.

The level of offshore exploration, development and production activity has historically been characterized by volatility. A decline in exploration and development of offshore areas may result in a decline in the demand for our offshore marine services. Any such decrease in activity is likely to reduce our day rates and our utilization rates and, therefore, could have a material adverse effect on our financial condition and results of operations.

An increase in the supply of offshore supply vessels would likely have a negative effect on charter rates for our vessels, which could reduce our earnings.

Charter rates for marine supply vessels depend in part on the supply of the vessels. We could experience a reduction in demand as a result of an increased supply of vessels. Excess vessel capacity in the industry or a particular offshore market may result from:

•	constructing new vessels;

•	moving vessels from one offshore market area to another;

•	converting vessels formerly dedicated to services other than offshore marine services; or

•	declining offshore oil and gas drilling production activities.

In the last ten years, construction of vessels of the types we operate has increased. The addition of new capacity of various types to the worldwide offshore marine fleet or declining offshore oil and gas drilling and production activities are likely to increase competition in those markets where we presently operate which, in turn, could reduce day rates, utilization rates and operating margins, which would adversely affect our financial condition and results of operations.

Government regulation and environmental risks can reduce our business opportunities, increase our costs, and adversely affect the manner or feasibility of doing business.

We and our customers are subject to extensive governmental regulation in the form of international conventions, federal, state and local laws and laws and regulations in jurisdictions where our vessels operate and are registered. The risks of incurring substantial compliance costs, liabilities and penalties for noncompliance are inherent in offshore marine services operations. Compliance with the Jones Act, as well as with environmental, health, safety and vessel and port security laws can reduce our business opportunities and increase our costs of doing business. Additionally, these laws change frequently. Therefore, we are unable to predict with certainty the future costs or other future impact of these laws on our operations and our customers. We could also incur substantial costs, including cleanup costs, fines, civil or criminal sanctions and third party claims for property damage or personal injury as a result of violations of, or liabilities under, environmental laws and regulations. In addition, there can be no assurance that we can avoid significant costs, liabilities and penalties imposed on us as a result of government regulation in the future.

Failure to comply with the Foreign Corrupt Practices Act and similar worldwide anti-bribery laws may have an adverse effect on us.

Our international operations require us to comply with a number of U.S. and international laws and regulations, including those involving anti-bribery and anti-corruption. In order to effectively operate in certain foreign jurisdictions, circumstances may require that we establish joint ventures with local operators or find strategic partners. As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have an ongoing program of proactive procedures to promote compliance with the FCPA and other similar anti-bribery and anti-corruption laws, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners or agents may not themselves be subject to the FCPA or other similar laws. Any determination that we have violated the FCPA or other similar laws could have a material adverse effect on our business, results of operations, and cash flows.

We are subject to hazards customary for the operation of vessels that could adversely affect our financial performance if we are not adequately insured or indemnified.

Our operations are subject to various operating hazards and risks, including:

•	catastrophic marine disaster;

•	adverse sea and weather conditions;

•	mechanical failure;

•	navigation errors;

•	collision;

•	oil and hazardous substance spills, containment and clean up;

•	labor shortages and strikes;

•	damage to and loss of drilling rigs and production facilities; and

•	war, sabotage, piracy and terrorism risks.

These risks present a threat to the safety of our personnel and to our vessels, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. In such event, we would experience loss of revenue and possibly property damage, and additionally, third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business.

We maintain insurance coverage against substantially all of the casualty and liability risks listed above, subject to deductibles and certain exclusions. We have renewed our primary insurance program for the insurance year 2012-2013. We can provide no assurance, however, that our insurance coverage will be available beyond the renewal periods, or that it will be adequate to cover future claims that may arise.

We have a substantial amount of indebtedness. We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

We have a substantial amount of indebtedness which could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate financing needs;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. Our Multicurrency Facility and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

A substantial portion of our revenue is derived from our international operations and those operations are subject to foreign government regulation and operating risks.

We derive a substantial portion of our revenue from foreign sources. We therefore face risks inherent in conducting business internationally, such as:

•	foreign currency exchange fluctuations;

•	legal and government regulatory requirements;

•	difficulties and costs of staffing and managing international operations;

•	language and cultural differences;

•	potential vessel seizure or nationalization of assets;

•	import-export quotas or other trade barriers;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	changes to shipping tax regimes;

•	imposition of currency exchange controls; and

•	potentially adverse tax consequences.

We cannot predict whether any such conditions or events might develop in the future or whether they might have a material effect on our operations. Also, our subsidiary structure and our operations are in part based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusions. If our assumptions are incorrect or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations.

Our tax expense and effective tax rate on our worldwide earnings could be higher should there be changes in tax legislation in countries where we operate, should we lose our tonnage tax qualifications or tax exemptions, should we increase our operations in high tax jurisdictions where we operate, and/or should we elect to repatriate cash from our foreign operations in amounts higher than recent years.

Our worldwide operations are conducted through our various domestic and foreign subsidiaries and as a result we are subject to income taxes in the United States and foreign jurisdictions. Any material changes in tax law and related regulations, tax treaties or their interpretations where we have significant operations could result in a higher effective tax rate on our worldwide earnings and a materially higher tax expense.

For example, our North Sea operations based in the U.K. and Norway have special tax incentives for qualified shipping operations, commonly referred to as tonnage tax, which provides for a tax based on the net tonnage capacity of a qualified vessels, resulting in significantly lower taxes than those that would apply if we were not a qualified shipping company in those jurisdictions. Norway enacted a new tonnage tax system in January 2007, subjecting us to ordinary corporate tax on accumulated untaxed shipping profits as of December 31, 2006. In June 2010 Norway’s Minister of Finance published revised rules for the taxation of pre-2007 tonnage tax profits. The revised Norwegian rules provide a qualified tonnage tax company to choose one of two systems, or methods, to determine and pay tax on its untaxed shipping profits as of December 31, 2006. We elected annual installment payments of one-third of the tax that is calculated as ten percent (10%) of two-thirds of the untaxed tonnage tax profits with the third payment in 2013. There is no guarantee that current tonnage tax regimes will not be changed or modified which could, along with any of the above mentioned factors, materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

Our U.K. and Norway tonnage tax companies are subject to specific disqualification triggers, which, if we fail to manage them, could jeopardize our qualified tonnage tax status in those countries. Certain of the disqualification events or actions are coupled with one or more opportunities to cure or otherwise maintain the tonnage tax qualification but not all are curable. Our qualified Singapore based vessels are exempt from Singapore taxation through December 2017 with extensions available in certain circumstances beyond 2017, but there is no guarantee that extensions will be granted.

In addition, our reported tax expense reflects our intention to permanently reinvest a significant portion of the current earnings from our foreign operations and therefore those earnings are not subject to U.S. taxation. In the future, we may elect to decrease the portion of annual foreign earnings we intend to permanently reinvest, and, if so, this would increase our overall effective tax rate upwards towards the U.S. federal statutory rate, which is currently 35%. Although we have neither the need nor the inclination to change our current intention, if we should change our intention with regard to our prior years accumulated unremitted foreign earnings, we would recognize a charge to current earnings to reflect the effect of U.S. taxation on those prior years’ unremitted foreign earnings and that charge would be significant and material.

Our income tax expense, or benefit, and effective tax rate are impacted by inclusion of related U.S. earnings, or losses, taxed at the combined U.S. federal and state tax rates. Additionally, our tax returns are subject to examination and review by the tax authorities in the jurisdictions in which we operate.

Our international operations and new vessel construction programs are vulnerable to currency exchange rate fluctuations and exchange rate risks.

We are exposed to foreign currency exchange rate fluctuations and exchange rate risks as a result of our foreign operations and when we construct vessels abroad. To minimize the financial impact of these risks, we attempt to match the currency of our debt and operating costs with the currency of the revenue streams. We occasionally enter into forward foreign exchange contracts to hedge specific exposures, which include exposures related to firm contractual commitments in the form of future vessel payments, but we do not speculate in foreign currencies. Because we conduct a large portion of our operations in foreign currencies, any increase in the value of the U.S. Dollar in relation to the value of applicable foreign currencies could potentially adversely affect our operating revenue or construction costs when translated into U.S. Dollars.

Vessel construction and repair projects are subject to risks, including delays, cost overruns, and ship yard insolvencies which could have an adverse impact on our results of operations.

Our vessel construction and repair projects are subject to risks, including delay and cost overruns, inherent in any large construction project, including:

•	shortages of equipment;

•	unforeseen engineering problems;

•	work stoppages;

•	lack of shipyard availability;

•	weather interference;

•	unanticipated cost increases;

•	shortages of materials or skilled labor; and

•	insolvency of the ship repairer or ship builder.

Significant cost overruns or delays in connection with our vessel construction and repair projects would adversely affect our financial condition and results of operations. Significant delays could also result, under certain circumstances, in penalties under, or the termination of, long-term contracts under which our vessels operate. The demand for vessels we construct may diminish from anticipated levels, or we may experience difficulty in acquiring new vessels or obtaining equipment to fix our older vessels due to high demand, both circumstances which may have a material adverse effect on our revenues and profitability. Recent global economic issues may increase the risk of insolvency of ship builders and ship repairers, which could adversely affect the cost of new construction and the vessel repairs.

Maintaining our current fleet size and configuration and acquiring vessels required for additional future growth require significant capital.

Expenditures required for the repair, certification and maintenance of a vessel typically increase with vessel age. These expenditures may increase to a level at which they are not economically justifiable and, therefore, to maintain our current fleet size we may seek to construct or acquire additional vessels. Also, customers may prefer modern vessels over older vessels, especially in weaker markets. The cost of adding a new vessel to our fleet ranges from under $10 million to $100 million and potentially higher.

While we expect our cash on hand, cash flow from operations and available borrowings under our credit facilities to be adequate to fund our existing commitments, including our new-build vessel construction program, our ability to pay these amounts is dependent upon the success of our operations. To date, we have been able to obtain adequate financing to fund all of our commitments. We can give no assurance that we will have sufficient capital resources to build or acquire the vessels required to expand or to maintain our current fleet size and vessel configuration.

Our industry is highly competitive, which could depress vessel prices and utilization and adversely affect our financial performance.

We operate in a competitive industry. The principal competitive factors in the marine support and transportation services industry include:

•	price, service and reputation of vessel operations and crews;

•	national flag preference;

•	operating conditions;

•	suitability of vessel types;

•	vessel availability;

•	technical capabilities of equipment and personnel;

•	safety and efficiency;

•	complexity of maintaining logistical support; and

•	cost of moving equipment from one market to another.

In addition, an expansion in the supply of vessels in the regions in which we compete, whether through new vessel construction, the refurbishment of older vessels, or the conversion of vessels, could lower charter rates, which could adversely affect our business, financial condition and results of operations. Many of our competitors have substantially greater resources than we have. Competitive bidding and downward pressures on profits and pricing margins could adversely affect our business, financial condition and results of operations.

The operations of our fleet may be subject to seasonal factors.

Operations in the North Sea are generally at their highest levels during the months from April through August and at their lowest levels from December through February primarily due to lower construction activity and harsh weather conditions affecting the movement of drilling rigs. Vessels operating offshore Southeast Asia are generally at their lowest utilization rates during the monsoon season, which moves across the Asian continent between September and early March. The monsoon season for a specific Southeast Asian location is generally about two months. Activity in the U.S. Gulf of Mexico, like the North Sea, is often slower during the winter months when construction projects and other specialized jobs are most difficult, and during the hurricane season from June through November, although following a hurricane, activity may increase as there may be a greater demand for vessel services as repair and remediation activities take place. Operations in any market may be affected by seasonality often related to unusually long or short construction seasons due to, among other things, abnormal weather conditions, as well as market demand associated with increased drilling and development activities.

We are subject to war, sabotage, piracy and terrorism risk.

War, sabotage, pirate and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels, could be direct targets of, or indirect casualties of, an act of piracy or terror. War or risk of war may also have an adverse effect on the economy. Insurance coverage can be difficult to obtain in areas of pirate and terrorist attacks resulting in increased costs that could continue to increase. We continually evaluate the need to maintain this coverage as it applies to our fleet. Instability in the financial markets as a result of war, sabotage, piracy or terrorism could also affect our ability to raise capital and could also adversely affect the oil, natural gas and power industries and restrict their future growth.

Our U.S. flagged vessels may be requisitioned or purchased by the United States in case of national emergency or a threat to security.

We are subject to the Merchant Marine Act of 1936, which provides that, upon proclamation by the President of a national emergency or a threat to the security of the national defense, the Secretary of Transportation may requisition or purchase any vessel or other watercraft owned by United States citizens (which includes United States corporations), including vessels under construction in the United States. If our vessels were purchased or requisitioned by the federal government, we would be entitled to be paid the fair market value of the vessel in the case of a purchase or, in the case of a requisition, the fair market value of charter hire, but we would not be entitled to be compensated for any consequential damages we suffer. The purchase or the requisition for an extended period of time of one or more of our vessels could adversely affect our results of operations and financial condition.

The Maritime Restrictions established to comply with the Jones Act may have an adverse effect on us and our stockholders.

As a result of the Reorganization, our Class A common stock is now subject to certain transfer and ownership restrictions designed to protect our eligibility to engage in Coastwise Trade, including restrictions that limit the maximum permitted percentage of outstanding shares of Class A common stock that may be owned or controlled in the aggregate by non-U.S. citizens to a maximum of 22 percent (collectively, the “Maritime Restrictions”). These Maritime Restrictions:

•	may cause the market price of our Class A common stock to be lower than the market price of our competitors who may not impose similar restrictions;

•	may result in transfers to non-U.S. citizens being void and ineffective and, thus, may impede or limit the ability of our stockholders to transfer or purchase shares of our Class A common stock;

•

provide for the automatic transfer of shares in excess of the maximum permitted percentage (“Excess Shares”) to a trust for sale and may result in non-U.S. citizens suffering losses from the sale of Excess Shares;

•

permit us to redeem Excess Shares, which may result in stockholders who are non-U.S. citizens being required to sell their Excess Shares of Class A common stock at an undesirable time or price or on unfavorable terms;

•	may adversely affect our financial condition if we must redeem Excess Shares or if we do not have the funds or ability to redeem the Excess Shares; and

•	may impede or discourage efforts by a third party to acquire us, even if doing so would benefit our stockholders.

Our business could be adversely effected if we do not comply with the Jones Act.

We are subject to the Jones Act, which requires that vessels carrying passengers or cargo between U.S. ports in Coastwise Trade be owned and managed by U.S. citizens, and be built in and registered under the laws of the United States. Violations of the Jones Act would result in our becoming ineligible to engage in Coastwise Trade, the imposition of substantial penalties against us, including seizure or forfeiture of our vessels, and/or the inability to register our vessels in the United States, each of which could have a material adverse effect on our financial condition and results of operations. Currently, we believe we meet the requirements to engage in Coastwise Trade, and the Maritime Restrictions imposed as part of the Reorganization were designed to assist us in complying with these requirements, but there can be no assurance that we will be in compliance with the Jones Act in the future.

Circumvention or repeal of the Jones Act may have an adverse impact on us.

The Jones Act’s provisions restricting Coastwise Trade to vessels controlled by U.S. citizens may from time to time be circumvented by foreign interests that seek to engage in trade reserved for vessels controlled by U.S. citizens and otherwise qualifying for Coastwise Trade. Legal challenges against such actions are difficult, costly to pursue and are of uncertain outcome. There have also been attempts to repeal or amend the Jones Act, and these attempts are expected to continue. In addition, the Secretary of Homeland Security may suspend the citizenship requirements of the Jones Act in the interest of national defense. To the extent foreign competition is permitted from vessels built in lower-cost shipyards and crewed by non-U.S. citizens with favorable tax regimes and with lower wages and benefits, such competition could have a material adverse effect on domestic companies in the offshore service vessel industry subject to the Jones Act such as us.

We depend on key personnel, and our U.S. citizen requirements may limit our ability to recruit and retain qualified directors and executive officers.

We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

As long as shares of our Class A common stock remain outstanding, our chairman of the board and chief executive officer, by whatever title, must be U.S. citizens. In addition, our certificate of incorporation and bylaws specify that not more than a minority of directors comprising the minimum number of members of the Board of Directors necessary to constitute a quorum of the Board of Directors (or such other portion as the Board of Directors determines is necessary to comply with applicable law) may be non-U.S. citizens so long as shares of our Class A common stock remain outstanding. Our bylaws provide for similar citizenship requirements with regard to committees of the Board of Directors. As a result, we may be unable to allow a non-U.S. citizen, who would otherwise be qualified, to serve as a director or as our chairman of the board or chief executive officer.

The volatility in oil and gas prices and disruptions in the credit markets and general economy may adversely impact our business.

As a result of volatility in oil and natural gas prices and ongoing uncertainty of the global economic environment, we are unable to determine whether customers will reduce spending on exploration and development drilling or whether customers and/or vendors and suppliers will be able to access financing necessary to sustain their current level of operations, fulfill their commitments and/or fund future operations and obligations. The current global economic environment may impact industry fundamentals and impact our customers’ abilities to pay for the services of our vessels. The potential resulting decrease in demand for offshore services could cause the industry to cycle into a prolonged downturn. These conditions could have a material adverse effect on our business, financial condition and results of operations.

Climate change, climate change regulations and greenhouse gas effects may adversely impact our operations and markets.

There is a concern that emissions of greenhouse gases (“GHG”) may alter the composition of the global atmosphere in ways that affect the global climate. Climate change, including the impact of global warming, may create physical and financial risk. Physical risks from climate change may include an increase in sea level and changes in weather conditions. Given the maritime nature of our business, we do not believe that physical climate change is likely to have a material adverse effect on us.

Financial risks relating to climate change are likely to arise from increasing legislation and regulation, as compliance with any new rules could be difficult and costly. For example, U.S. federal legislation has been proposed in Congress to reduce GHG emissions. In addition, in the absence of federal GHG legislation, the EPA has taken several recent steps to regulate GHG emissions, which regulations have been challenged in court. Depending on the outcome of these or other regulatory matters, increased energy, environmental and other costs and capital expenditures could be necessary to comply with the relevant limitations. Our vessels also operate in foreign jurisdictions that are addressing climate changes by legislation or regulation. Unless and until legislation or regulations are enacted and its terms are finalized, we cannot reasonably or reliably estimate its impact on our financial condition, operating performance or ability to compete.

Adverse impacts upon the oil and gas industry relating to climate change may also affect demand for our services which in part depends on the level of activity in offshore oil and natural gas exploration, development and production. Although we do not expect that demand for oil and gas will lessen dramatically over the short term, in the long term global warming may reduce the demand for oil and gas or increased regulation of GHG may create greater incentives for use of alternative energy sources. Any long term material adverse effect on the oil and gas industry may have a material adverse effect on our financial condition and operating results.

Prior events in the U.S. Gulf of Mexico have adversely impacted and are likely to continue to adversely impact our operations and financial condition.

Following the Macondo Incident in April 2010 there was a cessation of drilling activity in the U.S. Gulf of Mexico due both to oil spill cleanup efforts and a drilling moratorium. Although the moratorium was lifted in October 2010, drilling activity has been slow to recover and has not yet returned to pre-incident levels.

It remains uncertain what impact the incident itself may have on the regulation of offshore oil and gas exploration and development activity, the cost or availability of insurance coverage to cover the risks of such operations, or what actions may be taken by our customers, governmental agencies, or other industry participants in response to the incident. In addition, we cannot predict whether any possible changes in regulations would affect only deepwater drilling or all operations in the U.S. Gulf of Mexico or would also affect drilling and operations in other regions around the world in which we operate. Significant changes in legislation governing our business could have a material adverse effect on our business, financial condition and results of operation.

Announced and anticipated changes in laws and regulations regarding offshore oil and gas exploration and development activities, the cost or availability of insurance, and decisions by customers, governmental agencies, or other industry participants could further reduce demand for our services or increase our costs of operations. This could further increase the adverse impact on our financial condition and operating results, but we cannot reasonably or reliably estimate to what extent such changes will occur, when they will occur, or how severely they will impact us.

Although we have no knowledge of any litigation or claims against us relating to the Macondo Incident, no assurance can be given that we will not be involved in litigation or claims in the future or that they will not have a material adverse effect on our financial condition or results of operation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010		2009	2008	2007
Ratio of earnings to fixed charges	2.08	3.32	N/A	(1)	2.83	8.99	9.53

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2010 is less than 1.0. A deficiency of $48.9 million exists for the year ended December 31, 2010. The calculation of earnings includes $57.0 million of non-cash depreciation and amortization expense and $97.7 million of impairment.

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income before adjustment for income or loss from equity investees, plus fixed charges to the extent they affect current year earnings, amortization of capitalized interest and distributed income of equity investees, then subtracting equity income, noncontrolling interests in pre-tax income from subsidiaries that did not incur fixed charges, and interest capitalized during the year. Fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and estimates of interest within rental expenses.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closings of the offerings of the original notes and additional notes, we entered into registration rights agreements with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to use reasonable best efforts to:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

•	have the exchange offer completed prior to March 12, 2013.

Additionally, we agreed to offer to holders of the old notes the new notes in exchange for surrender of the old notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use reasonable best efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from September 15, 2012. Each of the registration rights agreements also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use reasonable best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its old notes in the exchange offer, and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer would violate any by applicable law or applicable interpretation of the staff of the SEC, or

•

any holder of the old notes (other than a participating broker-dealer) is not eligible to participate in the exchange offer or, in the case of any holder of the old notes (other than a participating broker-dealer) that participates in the exchange offer, such holder of the old notes does not receive freely tradeable exchange securities on the date of the exchange, or

•	upon completion of the exchange offer, any initial purchaser shall so request, under certain circumstances, in connection with any offering or sale of notes.

We have agreed to use reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of six months after the closing of the offering of additional notes and such time as all notes covered by the shelf registration statement have been sold or are no longer subject to restrictions on transfer by non-affiliates pursuant to Rule 144. We refer to this period as the “shelf effectiveness period.”

The registration rights agreements provide that, in the event that either the exchange offer is not completed prior to March 12, 2013 or the shelf registration statement, if required, is not declared effective (or does not automatically become effective) when required under the registration rights agreements, or a registration statement applicable to the notes is declared effective as required under the registration rights agreements but thereafter fails to remain effective and is unusable in connection with resales for more than 60 calendar days (we refer to each of such events as a “Registration Default”), the interest rate on the old notes will be increased by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 0.50% per annum until the cure of all Registration Defaults, at which time the increased interest shall cease to accrue.

Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreements) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly rendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any old notes.

This summary of the material provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are incorporated by reference in this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreements. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the applicable registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on            , 2013, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—Exchange Offer—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NOTES

GulfMark Offshore, Inc. issued the old notes and will issue the new notes (the old notes and the new notes are referred to in this Description of the Notes as the “notes”) under an Indenture (the “Indenture”), dated March 12, 2012, with U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture or the registration rights agreements from GulfMark Offshore, Inc. at its address set forth elsewhere in this prospectus. In this Description of the Notes, the term “Company” refers only to GulfMark Offshore, Inc. and not to any of its Subsidiaries.

The Company is a holding company that conducts substantially all of its operations through its direct and indirect U.S. and foreign subsidiaries, and substantially all of the Company’s assets consist of equity in its direct subsidiaries. The new notes will not initially be guaranteed by any Subsidiaries of the Company.

If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes, the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

The following is a summary of the material terms and provisions of the new notes and the Indenture. The following summary does not purport to be a complete description of the new notes and the Indenture, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the new notes and the Indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.” The new notes will be denominated in U.S. dollars and all payment on the new notes will be made in U.S. dollars.

Like the old notes, the new notes:

•	will be general unsecured obligations of the Company;

•	will rank pari passu in right of payment with all current or future senior Indebtedness of the Company, including borrowings made by the Company under the Credit Agreements;

•	will be senior in the right of payment to all Subordinated Indebtedness of the Company issued in the future, if any;

•

will be effectively subordinated to all existing and future Indebtedness and liabilities, including trade payables, of non-Guarantor Subsidiaries, including amounts borrowed by the Company’s non-Guarantor Subsidiaries under the Credit Agreements; and

•

will be effectively subordinated to all of the Company’s and its Subsidiaries’ secured Indebtedness to the extent of the value of the assets securing such obligations, including secured borrowings under the Credit Agreements.

The Company’s obligations under the new notes will initially not be guaranteed by any of the Company’s Subsidiaries. The Indenture provides that the notes will be guaranteed by any existing or future Subsidiary of the Company that guarantees any Indebtedness of GulfMark Offshore, Inc.

Currently, all of the Company’s Subsidiaries are Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

The Company has issued $500 million in aggregate principal amount of old notes. The Indenture governing the notes provides for the issuance of additional notes without limitation as to aggregate principal amount in one or more series from time to time having identical terms and conditions to the notes, subject to the limitations set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Any additional notes will be part of the same issue as the new notes and the old notes and will vote on all matters with the new notes and the old notes.

The notes will mature on March 15, 2022. Interest on the notes will accrue at the rate of 6.375% per annum and will be payable semi-annually in arrears on each March 15 and September 15. Interest on the new notes will accrue from September 15, 2012 or, if interest has already been paid on the old notes, from the date it was most recently paid. The Company will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal, premium, if any, and interest on the notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders of notes; provided that all payments with respect to notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The notes will be issued in minimum denominations of $2,000 and integral multiples thereof of $1,000.

Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreements. All references in the Indenture, in any context, to any interest payable on or with respect to the notes shall be deemed to include additional interest, if any, that accrues or becomes payable as a result of the registration rights agreements.

Subsidiary Guarantees

The Company’s obligations under the new notes, like the old notes, will initially not be guaranteed by any of the Company’s Subsidiaries. The Indenture provides that if any Restricted Subsidiary of the Company, after the Issue Date, guarantees any Indebtedness of the Company or of a Subsidiary Guarantor, including Indebtedness under any Credit Facility, then such Restricted Subsidiary shall (i) execute a supplemental indenture in form and substance satisfactory to the Trustee providing that such Restricted Subsidiary shall become a Guarantor under the Indenture and (ii) deliver an opinion of counsel to the effect that such supplemental indenture has been duly authorized and executed by such Restricted Subsidiary. In the event a Restricted Subsidiary becomes a Guarantor in the future, the obligations of such Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of the Guarantor ranking pari passu in right of payment with all other current or future senior Indebtedness of such Guarantor, senior in the right of payment to any Subordinated Indebtedness of such Guarantor, and effectively subordinated to all of such Guarantor’s secured Indebtedness to the extent of the value of the assets securing such obligations. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a “fraudulent conveyance.” See “Risk Factors — The notes are structurally subordinated to all indebtedness of our subsidiaries.”

The Indenture provides that, except in circumstances in which the Subsidiary Guarantee of such Guarantor will be released as provided below, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing paragraph, (i) any Guarantor may consolidate with, merge into or transfer all or a part of its properties and assets to the Company or any other Guarantor and (ii) any Guarantor may merge with a Restricted Subsidiary of the Company that has no significant assets or liabilities and was incorporated solely for the purpose of re-incorporating or re-domesticating such Guarantor in another State of the United States or, if such Guarantor was organized under the laws of a jurisdiction other than a State of the United States, in any foreign country that is a member of the OECD; provided that, in each case, such merged entity continues to be a Guarantor.

The Indenture provides that upon (i) the release by the lenders under all Indebtedness of the Company and other Guarantors of all guarantees of (including all Liens on the property and assets of such Guarantor relating thereto) such Indebtedness by a Guarantor, (ii) a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of Capital Stock of any Guarantor in compliance with the Indenture such that such Guarantor is no longer a Restricted Subsidiary of the Company, (iii) proper designation of such Guarantor as an Unrestricted Subsidiary, (iv) legal or covenant defeasance in accordance with the Indenture, (v) satisfaction and discharge of the Indenture, or (vi) dissolution of such Guarantor provided that no Default or Event of Default has occurred and is continuing, then in each case such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

Optional Redemption

Except as set forth below or under “— Repurchase at the Option of Holders — Change of Control”, the notes will not be redeemable at the Company’s option prior to March 15, 2017. Thereafter, the notes will be subject to redemption at any time at the option of the Company, in whole or in part on one or more occasions, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to March 15, 2017, the Company may also redeem all or a part of the notes on one or more occasions, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (the “Redemption Date”).

In addition, at any time before March 15, 2015, the Company may on any one or more occasions redeem up to an aggregate of 35% of the principal amount of notes (including any additional notes) outstanding at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of notes outstanding on the Issue Date remain outstanding immediately after each occurrence of such redemption; and provided, further, that each such redemption shall occur within 120 days of the date of the closing of such Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption. Any redemption and notice thereof pursuant to the Indenture may, in the Company’s discretion, be subject to one or more conditions.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof, as applicable) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a minimum denomination of $2,000 and integral multiples thereof of $1,000. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. There is limited case law interpreting the phrase “all or substantially all” in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a Person or a Group may be uncertain.

The Credit Agreements provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreements.

The Company will not be required to make a Change of Control Offer upon a Change of Control if it has given a notice of redemption with respect to all outstanding notes in accordance with the Indenture which is or has become unconditional (unless it defaults in making payment therefor), or if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary from such Asset Sale and all other Asset Sales on a cumulative basis since the Issue Date is in the form of cash or Cash Equivalents; provided that, for purposes of this provision, the amount of each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 270 days of the consummation of such Asset Sale;

(c) any Capital Stock or assets of the kind referred to in clauses (b), (c) or (d) of the third paragraph of the covenant described under this caption; and

(d) accounts receivables of a business retained by the Company or any of its Restricted Subsidiaries following the sale of such business; provided that (i) such accounts receivables are not more than 60 days past due and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.

Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, shall not be required to satisfy the conditions set forth in clauses (i) and (ii) of the first paragraph of the covenant described under this caption.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option, (a) to repay Indebtedness for borrowed money other than Subordinated Indebtedness, (b) to acquire a controlling interest in another business or all or substantially all of the assets of a business, engaged in a Permitted Business, (c) to make capital expenditures in a Permitted Business or (d) to acquire other long-term assets that are used or useful in a Permitted Business; provided that the Company or such Restricted Subsidiary will have complied with clause (b), (c) or (d) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an investment in compliance with clause (b), (c) or (d) and such Investment is substantially completed within 180 days after the first anniversary of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Company shall be required to make an offer to all Holders of notes and other Indebtedness that ranks by its terms pari passu in right of payment with the notes and the terms of which contain substantially similar requirements with respect to the application of Net Proceeds from Asset Sales as are contained in the Indenture (an “Asset Sale Offer”) to purchase on a pro rata basis the maximum principal amount of the notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of notes and other such Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or such Restricted Subsidiaries, as the case may be, may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of an offer to purchase as described in the immediately preceding sentence, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or any of its Restricted Subsidiaries);

(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness or the Subsidiary Guarantees, except (x) a payment of interest or principal at Stated Maturity, (y) intercompany Indebtedness between the Company and any of its Restricted Subsidiaries and (z) the purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the next succeeding paragraph), is less than the sum of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net proceeds received by the Company (including the Fair Market Value of any property or assets received, less issuance costs) from the issue or sale, in either case, since the Issue Date of (A) Equity Interests of the Company (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), plus

(iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to or is liquidated into, the Company or a Restricted Subsidiary and provided that no

Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors and, in each case, after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus

(iv) to the extent not already included in Consolidated Net Income for such period, without duplication, in case any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid, the lesser of (A) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus

(v) $100.0 million.

The foregoing provisions shall not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption of debt within 60 days after the date of declaration of the dividend or giving of any such redemption notice, as the case may be, if at the date of declaration or notice, such payment would have complied with the provisions of the Indenture;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employee or director of the Company (or any of its Subsidiaries), or any former employee or director of the Company (or any of its Subsidiaries) issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (v) shall not exceed $2.0 million in any twelve-month period;

(vi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of “Fixed Charges”;

(vii) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options;

(viii) reasonable and customary directors’ fees to the members of the Company’s Board of Directors, provided that such fees are consistent with past practice;

(ix) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated in right of payment to the notes (A) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to those in the covenant described under the caption “— Repurchase at the Option of Holders — Change of Control” or (ii) at a purchase price greater than 100% of the principal amount thereof in accordance with provisions similar to those in the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, respectively, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer, respectively;

(x) the purchase, redemption or other acquisition of Equity Interests of the Company in an amount which, when taken together with all other purchases, redemptions or acquisitions made pursuant to this clause (x) since the Issue Date, does not exceed $100.0 million; and

(xi) other Restricted Payments since the Issue Date in an aggregate amount at any time outstanding not to exceed $10.0 million.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate all or any portion of such Restricted Payment among clauses (i) through (xi) of the preceding paragraph or among such clauses and the first paragraph of this covenant, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (as evidenced by an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of making the determination as to whether the designation of a Restricted Subsidiary as an Unrestricted Subsidiary would cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation, or (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment or Permitted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary would fail to meet the requirements under the definition of Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

(i) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness or issue Disqualified Stock and any Guarantor may issue preferred stock, if, in each case, the Company’s Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to one or more Credit Facilities (with letters of credit being deemed to have an outstanding amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the greater of (A) $350.0 million, (B) 25% of Consolidated Tangible Assets and (C) the aggregate principal amount of Indebtedness outstanding under this clause (i) immediately prior to such incurrence;

(ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the old notes issued on the Issue Date (but not any additional notes) and the Subsidiary Guarantees;

(iii) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this covenant);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred pursuant to clause (ii), (iii), this clause (iv) or clause (xiii) or pursuant to the first paragraph of this covenant;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Guarantor is the obligor on such Indebtedness and the obligee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of Purchase Money Indebtedness (or Capital Lease Obligations), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Purchase Money Indebtedness incurred pursuant to this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in the ordinary course of business under (A) trade letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Restricted Subsidiary of the Company; (B) standby letters of credit issued for the purpose of supporting (1) workers’ compensation liabilities of the Company or any of its Restricted Subsidiaries, or (2) performance, payment, deposit or surety obligations of the Company or any of its Restricted Subsidiaries; and (C) bid, advance payment and performance bonds and surety bonds of the Company and its Restricted Subsidiaries and refinancings thereof;

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations not for speculative purposes and incurred in the ordinary course of business;

(ix) the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that the guarantee of any Indebtedness under this clause (ix) by a Restricted Subsidiary of the Company that ceases to be a Restricted Subsidiary shall be deemed a Restricted Investment (or, if applicable, a Permitted Investment) at the time such Restricted Subsidiary’s status terminates in an amount equal to the maximum principal amount so guaranteed, for so long as, and to the extent that, such guarantee remains outstanding;

(x) the issuance by a Restricted Subsidiary of the Company of preferred stock to the Company or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be the Company or any of its Restricted Subsidiaries or any subsequent transfer of such preferred stock to a Person, other than the Company or one of its Restricted Subsidiaries, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (x);

(xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary;

(xiii) Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Company or any Restricted Subsidiary, or merged or consolidated with or into the Company or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by the Company or a Restricted Subsidiary, or merged or consolidated with the Company or any Restricted Subsidiary, and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (xiii) and any other related Indebtedness, either (A) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of this covenant; or (B) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is no less than the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation; and

(xiv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $30.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, divide and classify such item of Indebtedness at the time of incurrence or later classify, reclassify or divide such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. In addition, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company, unless prior to, or contemporaneously therewith, the notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or any Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or any Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or any Subsidiary Guarantees.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(i) (x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; provided that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to pay Indebtedness owed to the Company or any of its Restricted Subsidiaries);

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) Indebtedness or agreements or instruments outstanding on the Issue Date;

(b) the Indenture and the notes;

(c) the Credit Agreements as in effect on the Issue Date;

(d) applicable law or any applicable rule, regulation or order of any court or governmental authority;

(e) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person’s subsidiaries, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(f) restrictions of the nature described in clause (iii) above by reason of customary non-assignment provisions in contracts, agreements, and leases entered into in the ordinary course of business and consistent with past practices;

(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired;

(h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(i) agreements or instruments relating to Liens permitted to be incurred pursuant to the Indenture that limit the right of the debtor to dispose of assets securing such Indebtedness;

(j) customary encumbrances or restrictions contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the Indenture;

(k) any encumbrance or restriction existing under any instrument or agreement that amends, extends, renews, refinances or replaces the agreements or instruments containing the encumbrances or restrictions in the foregoing clauses (a), (b), (c), (e), (g) or this clause (k), provided that the terms and conditions of any such encumbrances or restrictions are not in the good faith judgment of the Company materially more restrictive than those contained in such agreement;

(l) any other agreement or instrument governing Indebtedness or other obligations entered into after the Issue Date that either (A) contains encumbrances and restrictions that in the good faith judgment of the Company are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or (B) contains encumbrances or restrictions that are customary and do not prohibit (except upon a default or an event of default thereunder) the payment of dividends, loans or advances in an amount sufficient, as determined by the Company in good faith, to make scheduled payments of cash interest and principal on the notes when due; and

(m) provisions with respect to the disposition or distribution of assets or property in partnership agreements, joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation, or Sale of Assets

The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; and if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(iii) immediately before and after such transaction no Default or Event of Default shall have occurred; and

(iv) except in the case of a merger of the Company with or into a Restricted Subsidiary, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, (x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate or are otherwise fair to the Company or such Restricted Subsidiary from a financial point of view; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors delivered to the Trustee.

None of the following shall be deemed to be Affiliate Transactions:

(1) any employment agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(5) Permitted Investments or Restricted Payments that are permitted by the covenant described above under the caption “— Restricted Payments”;

(6) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices;

(7) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(8) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements or stock option or stock ownership plans approved by the Board of Directors;

(9) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary; and

(10) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries is a party as in effect on the Issue Date.

Business Activities

The Indenture provides that the Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to each of the Holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such financial information, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, reports thereon by the Company’s independent public accountants (which shall be firm(s) of established national reputation). In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission (unless such filing is not permitted) for public availability and make such information available to securities analysts and prospective investors upon request, in each case at the times specified for the filings of such reports by the Commission. The Company will be deemed to have furnished such reports to the Trustee and Holders of the notes in accordance with the immediately preceding paragraph if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Termination of Certain Covenants

If at any time the notes have a rating equal to or greater than BBB- by S&P and Baa3 by Moody’s (each such rating, an “Investment Grade Rating”) and no Default or Event of Default has occurred and is continuing, the Company and its Subsidiaries will no longer be subject to the provisions of the Indenture described under the following captions:

(a) “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(b) “— Restricted Payments”;

(c) “— Transactions with Affiliates”;

(d) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e) “— Business Activities”; and

(f) “— Repurchase at the Option of Holders — Asset Sales,”

provided, however, that the provisions of the Indenture described under the following captions will not be so terminated:

(a) “— Liens”;

(b) “— Reports”;

(c) “— Merger, Consolidation, or Sale of Assets”; provided, however, that the Company will no longer be subject to clause (iv) of such provision;

(d) “— Repurchase at the Option of Holders — Change of Control”; and

(e) “— Subsidiary Guarantees.”

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(i) default for 30 days in the payment when due of interest on the notes;

(ii) default in payment when due of the principal of or premium, if any, on the notes;

(iii) failure by the Company to comply with its obligations set forth under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice from the Trustee or Holders of 25% of the outstanding principal amount of notes to comply with the provisions described under the caption “— Repurchase at the Option of Holders” (other than a failure to purchase notes);

(v) failure by the Company or any of its Restricted Subsidiaries (other than the provisions expressly set forth in clause (iv) above) for 60 days (or 120 days with respect to the covenant described under the caption “— Certain Covenants — Reports”) after notice from the Trustee or the Holders of 25% of the outstanding principal amount of notes to comply with any of its other covenants or agreements in the Indenture, the notes or the Subsidiary Guarantees;

(vi) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $25.0 million or more and such default shall not have been cured or acceleration rescinded within fifteen business days after such occurrences;

(vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that constitute Significant Subsidiaries or any group of Restricted Subsidiaries, that taken together, would constitute a Significant Subsidiary; and

(ix) except as permitted by the Indenture, any Subsidiary Guarantee of a Restricted Subsidiary that constitutes a Significant Subsidiary or group of Restricted Subsidiaries, that taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in principal amount of the notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or the Guarantors, as such, shall have any liability for any obligations of the Company under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for (i) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, on such notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when (a) either (i) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has heretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (ii) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the making of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (b) the Company has paid or caused to be paid all sums payable by it under the Indenture; and (c) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(i) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(iii) reduce the rate of or change the time for payment of interest on any note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(v) make any note payable in money other than that stated in the notes;

(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(vii) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(viii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for guarantees of notes or to release guarantees in accordance with the Indenture, to secure the notes, to provide for additional notes in accordance with the Indenture or to conform the text of the Indenture, the Subsidiary Guarantees or the notes to the “Description of the Notes” section in the offering circular relating to the notes issued on the Issue Date to the extent that any provision in such “Description of the Notes” section was intended to be a substantially verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes, as applicable, as evidenced by an Officers’ Certificate of the Company delivered to the Trustee.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (that is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; or

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, in each case, such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, or such encumbered asset being acquired by such Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at March 15, 2017 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through March 15, 2017 (excluding accrued but unpaid interest) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and not by the provisions of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”); and

(ii) the issue or transfer by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries (other than non-voting preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”),

in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions:

(a) that have a Fair Market Value in excess of $5.0 million; or

(b) for Net Proceeds in excess of $5.0 million;

provided that the following will not be deemed to be Asset Sales:

(A) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(B) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(C) (x) a Permitted Investment or (y) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(D) any disposition of assets resulting from the enforcement or foreclosure of Liens permitted to be incurred under the covenant described above under the caption “— Certain Covenants — Liens”;

(E) any disposition of assets in trade or exchange for assets of comparable Fair Market Value related to the Permitted Business of the Company, provided that any cash or Cash Equivalent received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of direct costs relating to such transaction) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(F) (x)(1) the charter or lease of vessels and (2) the sale or lease of equipment, inventory, accounts receivable, services or other assets, in each case in the ordinary course of business, or (y) the sale of inventory to any joint venture, in which the Company owns, directly or indirectly, at least 50% of the Equity Interest, for resale by such joint venture to its customers in the ordinary course of business;

(G) the sale or disposition of cash or Cash Equivalents;

(H) the sale of assets by the Company or any of its Restricted Subsidiaries for the purpose of sale to a customer where the sale proceeds are recorded in the Company’s consolidated financial statements as operating income in accordance with generally accepted accounting principles in the United States;

(I) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries; and

(J) sales of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are either (x) no longer used or (y) no longer useful in the business of the Company or its Restricted Subsidiaries.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(i) United States dollars or any other foreign currency in which the Company or any Restricted Subsidiary conducts business in the ordinary course;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(iii) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better or any commercial bank organized under the laws of any other country that is a member of the OECD and has total assets in excess of $500.0 million;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper having the highest rating obtainable from Moody’s or S&P with maturities of not more than one year from the date of acquisition;

(vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (iii) above, but which is organized under the laws of (a) any country that is a member of the OECD and has total assets of $50.0 million or (b) any other country in which the Company or any Restricted Subsidiary maintains an office or is engaged in any Permitted Business, provided that, in either case, (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not exceed at any one time $2.0 million in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days; and

(vii) investments in money market funds substantially all of whose assets comprise securities or deposits of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of one or more of the following events:

(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) unless immediately following such sale, lease, exchange or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by the Company or a Restricted Subsidiary of the Company;

(ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(iii) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company by any Person or Group that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the Company’s then outstanding Voting Securities entitled to vote on a regular basis for the Board of Directors of the Company, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company’s Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors, other than in each case as a result of a merger or consolidation as a result of which the beneficial owners that represented 100% of the Company’s Voting Securities immediately prior to the transaction beneficially own, immediately after the transaction, at least a majority of the voting power of the Voting Securities of the successor entity or any parent thereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Obligations” means, with respect to any Person, Obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in the commodity prices incurred or entered into in the ordinary course of its business and not for speculative purposes.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication)

(i) an amount equal to any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus

(v) all other non-cash items reducing such Consolidated Net Income (excluding any charge that results in an accrual of a reserve charge for cash charges in any future period), minus

(vi) all extraordinary, unusual or non-recurring items of gain or revenue to the extent they increased such Consolidated Net Income, minus

(vii) non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business),

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that:

(i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary;

(ii) the Net Income (but not loss) of any Restricted Subsidiary other than a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(iii) the cumulative effect of a change in accounting principles shall be excluded; and

(iv) each of the following shall be excluded (without duplication): (a) any increased amortization, depreciation or cost of sales resulting from the write-up of assets in connection with business combinations in accordance with GAAP; (b) the amortization of any Intangible Assets (including amortization attributable to goodwill and financing costs and including amortization of finance costs relating to the issuance of the notes); (c) any non-recurring charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to or at its Stated Maturity; (d) any non-cash non-recurring charge arising out of the restructuring or consolidation of the operations of any Persons or businesses either alone or together with such Person or any Restricted Subsidiary of such Person; (e) gains or losses due to discontinued operations; (f) unrealized gains or losses with respect to Hedging Obligations; (g) goodwill write-downs or other non-cash charges relating to asset impairments (in accordance with GAAP); (h) non-cash interest expense attributable to the equity component of convertible debt; and (i) non-cash charges related to grants of stock options, restricted stock or other equity compensation.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all Intangible Assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

“Credit Agreements” means the Secured Reducing Revolving Loan and Letter of Credit Facility Agreement, dated as of June 1, 2006, by and among GulfMark Offshore, Inc., as borrower, DnB NOR Bank ASA and others, as banks, and DnB NOR Bank ASA, as lead arranger, Issuer, agent and security trustee; the Secured Reducing Revolving Loan Facilities Agreement, dated as of June 1, 2006, by and among Gulf Offshore N.S. Limited, as borrower, DnB NOR Bank ASA and others, as banks, and DnB NOR Bank ASA as lead arranger, agent and security trustee; the Secured Reducing Revolving Loan Facilities Agreement, dated as of June 1, 2006, by and among GulfMark Rederi AS, as borrower, DnB NOR Bank ASA and others, as banks, and DnB NOR Bank ASA as lead arranger, agent and security trustee; and the Secured Reducing Revolving Loan Facilities Agreement, dated as of June 1, 2006, by and among Gulf Marine Far East PTE. Ltd., as borrower, DnB NOR Bank ASA, Singapore Branch, and others, as banks, and DnB NOR Bank ASA as lead arranger, DnB NOR Bank ASA, Singapore branch, as agent, and DnB NOR Bank ASA, Bergen branch, as security trustee, in each case as amended through the Issue Date, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of Debt Issuances and including increasing or decreasing the principal amount thereof or changing the borrowers or lenders thereunder as permitted by the Indenture) from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreements), commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, refinanced (including refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Hedging Obligations” means, with respect to any Person, Obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in the currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the stated maturity of the notes shall not constitute Disqualified Stock if the change of control or asset sale provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under “— Repurchase at the Option of Holders— Change of Control” or “— Asset Sales,” respectively, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the notes to the extent required pursuant to the provisions described under “— Repurchase at the Option of Holders— Change of Control” or “— Asset Sales,” respectively.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale or issuance by the Company of Capital Stock (other than Disqualified Stock) of the Company made for cash on a primary basis after the Issue Date or any contribution of cash to the Company after the Issue Date in respect of Capital Stock (other than Disqualified Stock).

“Exchange Notes” means notes registered under the Securities Act that are issued under the Indenture in exchange for the notes pursuant to the Exchange Offer.

“Fair Market Value” means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Company.

“Financial Hedging Obligations” means, with respect to any Person, Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates incurred or entered into in the ordinary course of its business and not for speculative purposes.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments (but excluding such non-cash interest to the extent described in clause (iv)(h) of the definition of Consolidated Net Income), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations);

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(iv) all dividend payments on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely (or at the election of such Person or Restricted Subsidiary) in Equity Interests of the Company (other than Disqualified Stock), in each case on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person to the Fixed Charges of such Person, in each case for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, retires or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, retirement or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,

(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period,

(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded,

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date and

(iv) whenever pro forma effect is to be given to an acquisition or disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X as promulgated by the Commission or any regulation or policy of the Commission related thereto) shall be reasonably determined in good faith by one of the Company’s financial or accounting officers.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which is guaranteed by the full faith and credit of the United States.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means (i) each of the Company’s Restricted Subsidiaries that becomes a guarantor of the notes in accordance with the provisions of the Indenture described above under the caption “— Subsidiary Guarantees” and (ii) each of the Company’s Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, collectively, Commodity Hedging Obligations, Currency Hedging Obligations and Financial Hedging Obligations of such Person.

“Holder” means a Person in whose name a note is registered in the security register.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property due more than six months after taking delivery and title thereto or representing any net Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness, whether or not contingent, of any other Person, and whether or not it appears on the balance sheet of such other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Intangible Assets” means goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company, or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date notes are first issued under the Indenture (March 12, 2012).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investor Services, Inc. or any successor rating agency.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

(a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries, (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), (ii) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries, and (iii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“OECD” means Organization for Economic Cooperation and Development.

“Officers’ Certificate” means a certificate signed by two officers of the Company and delivered to the Trustee.

“Permitted Business” means the lines of business conducted by the Company on the Issue Date and businesses reasonably related or incidental thereto or which is a reasonable extension thereof.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company;

(b) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f) any Investment received in settlement of debts, claims or disputes owed to the Company or any Restricted Subsidiary of the Company that arose out of transactions in the ordinary course of business;

(g) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

(h) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(i) other Investments by the Company or any Restricted Subsidiary of the Company in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), not to exceed 5% of Consolidated Tangible Assets determined at the time of such Investment;

(j) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of the Company permitted under clauses (v) and (ix) of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(k) Investments arising in connection with Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(l) guarantees (including Subsidiary Guarantees) of Indebtedness permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (excluding guarantees by the Company or any Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary);

(m) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(n) loans or advances made to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed $2.0 million at any one time outstanding; and

(o) Investments having a Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed $50.0 million.

“Permitted Liens” means:

(i) Liens in favor of the Company or any Restricted Subsidiary;

(ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

(iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(iv) Liens existing on the Issue Date of the Indenture and any extensions or renewals thereof, provided that such extension or renewal of such Liens does not extend to or cover any other property or assets of the Company or any Restricted Subsidiary (other than any improvements, accessions, fixtures, proceeds, replacements or dividends or distributions in respect thereof);

(v) statutory Liens (other than any Lien imposed by ERISA) or landlords and carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(vi) Liens for taxes, assessments, government charges or claims not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor;

(vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(viii) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(ix) easements, rights-of-way, licenses, covenants, reservations, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(x) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(xi) any other Liens imposed by operation of law which do not materially affect the Company’s or any Guarantor’s ability to perform its obligations under the notes, the Subsidiary Guarantees and the Indenture;

(xii) rights of banks to set off deposits against debts owed to said bank;

(xiii) Liens upon specific items of inventory or other goods and proceeds of the Company or its Restricted Subsidiaries securing the Company’s or any Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof entered into in the ordinary course of business consistent with past practices;

(xv) Liens to secure Purchase Money Indebtedness or other purchase money obligations incurred for the purpose of financing all or a part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Permitted Business and acquired, constructed or improved after the Issue Date, provided that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the cost of the property or assets so acquired, constructed or improved plus transaction costs related thereto, (2) such Liens shall not encumber any other property or assets of the Company or any Restricted Subsidiary (other than (A) the charters or other contracts relating solely to such property or assets, and the proceeds therefrom and accessions and upgrades thereto and (B) any improvements, accessions, fixtures, proceeds, replacements or dividends or distributions in respect thereof) and (3) such Liens shall attach to such property or assets within 270 days of the date of the completion of the construction or acquisition of such property or assets;

(xvi) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (ii), (iii), (iv) and (xv), provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien plus any improvements, accessions, fixtures, proceeds, replacements or dividends or distributions in respect thereof (provided that such Liens may extend to after-acquired property, including any assets or Capital Stock of any subsequently formed or acquired Subsidiary, if such original Lien included such property or assets as collateral);

(xvii) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(xviii) leases or subleases granted to third Persons in ordinary course of business consistent with past practices not interfering with the ordinary course of business of the Company or its Restricted Subsidiaries;

(xix) deposits made in the ordinary course of business to secure liability to insurance carriers, and Liens on the proceeds of insurance granted to insurance carriers solely to secure the payment of financed premiums;

(xx) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture;

(xxi) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(xxii) Liens with respect to obligations that do not exceed $15.0 million at any one time outstanding;

(xxiii) any attachment or judgment Lien not constituting an Event of Default under clause (vii) of the first paragraph of the section described under the caption “— Events of Default and Remedies”;

(xxiv) Liens securing Hedging Obligations permitted under the Indenture; and

(xxv) Liens to secure Indebtedness incurred pursuant to clause (i) of the second paragraph of the covenant under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than inter-company Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of all expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or a Restricted Subsidiary, as applicable, who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Purchase Money Indebtedness” of a Person means any Indebtedness represented by Capital Lease Obligations, mortgage or construction financings, purchase money obligations or Acquired Debt, in each case incurred for the purpose of financing all or any part of the purchase price, acquisition cost or cost of construction or improvement of property, plant or equipment used in the Permitted Business of such Person and acquired, constructed or improved after the Issue Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company which is subordinated in right of payment to the notes.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of the notes by any Guarantors pursuant to the Indenture and a supplemental indenture entered into in accordance with the covenant described above under the caption “— Subsidiary Guarantees.”

“Total Assets” of the Company means the Company’s and its Restricted Subsidiaries total consolidated assets, as shown on the Company’s and its Restricted Subsidiaries’ most recent consolidated balance sheet.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2017; provided, however, that if the period from the Redemption Date to March 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an Officer’s Certificate delivered to the Trustee, and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary at the time of designation and thereafter: (a) has no Indebtedness other than Non-Recourse Indebtedness, except for any guarantee of Indebtedness of such Subsidiary by the Company or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in amount equal to the amount of such Indebtedness so guaranteed) permitted by the Indenture; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company (other than a guarantee described in clause (a) above); (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results (other than a guarantee described in clause (a) above); and (d) does not own any Capital Stock of or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company.

“Voting Securities” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder’s basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of GulfMark Offshore, Inc. and consolidated subsidiaries as of and for the year ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of GulfMark Offshore, Inc. as of December 31, 2010, and for each of the two years in the period ended December 31, 2010, incorporated by reference into this prospectus, were audited by UHY LLP, independent registered public accounting firm, as stated in their report appearing in our 2011 Annual Report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or in a document incorporated by reference, after the date hereof. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

We incorporate by reference the information contained in documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of this offering, and that is deemed “filed” with the SEC. We also incorporate by reference the documents listed below:

SEC Filings (File No. 001-33607)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2011;

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

Current Reports on Form 8-K	February 1, 2012, February 15, 2012, March 1, 2012, March 1, 2012, March 6, 2012, March 12, 2012, March 23, 2012, June 12, 2012, June 19, 2012 (as amended by our Current Report on Form 8-K/A filed on July 23, 2012), September 26, 2012, October 22, 2012, December 6, 2012 and December 12, 2012.

You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

GulfMark Offshore, Inc.

10111 Richmond Avenue, Suite 340

Houston, Texas 77042

Telephone number: (713) 963-9522

You will be deemed to have notice of all information incorporated by reference as if that information was reproduced herein.

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 6.375% SENIOR NOTES DUE 2022

OF

GULFMARK OFFSHORE, INC.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED             ,

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2013 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

Global Corporate Trust Services

EP-MN-WS2N

60 Livingston Avenue

St. Paul, MN 55107

Attn: Jacob Schmitz, Specialized Finance

(651) 466-6774

Jacob.schmitz1@usbank.com

If you wish to exchange your issued and outstanding 6.375% Senior Notes due 2022 (“old notes”) for an equal aggregate principal amount of newly issued 6.375% Senior Notes due 2022 (“new notes”) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exchange offer, you must validly tender (and not withdraw) your old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated            , (the “Prospectus”), of GulfMark Offshore, Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the old notes for a like aggregate principal amount of new notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreements (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreements, dated as of March 12, 2012 and December 5, 2012, as applicable (the “Registration Rights Agreements”), by and between the Issuer and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 10111 Richmond Avenue, Ste 340, Houston, Texas 77042, Attention: Richard M. Safier. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the applicable Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provisions of the Registration Rights Agreements is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreements.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Our certificate of incorporation contains provisions eliminating the personal liability of our directors to the Company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of our certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws. As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

In addition, our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our certificate of incorporation and bylaws, we will be required under our certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our Board of Directors.

We have entered into indemnification agreements with each of our directors and certain of our officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses. The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.

In addition, the indemnification agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which we are obligated to indemnify a Contractual Indemnitee under his or her indemnification agreement, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each indemnification agreement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on February 24, 2010).

3.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on February 24, 2010).

4.1	Indenture dated as of March 12, 2012, between GulfMark Offshore, Inc., as issuer, and U.S. Bank National Association, as trustee, including a form of the Company’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on March 12, 2012).

4.2	Registration Rights Agreement dated as of March 12, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the Commission on March 12, 2012).

4.3	Registration Rights Agreement dated as of December 5, 2012, by and between GulfMark Offshore, Inc. and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the Commission on December 6, 2012).

*5.1	Opinion of Vinson & Elkins L.L.P

Exhibit No.	Description of Exhibit
*12.1	Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of KPMG LLP

*23.2	Consent of UHY LLP

*23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

*24.1	Power of Attorney (included on signature pages hereto).

*25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association.

*	Filed herewith.

(b)	Financial Data Schedule.

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d) any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2012.

GULFMARK OFFSHORE, INC.

By:	/s/ Bruce A. Streeter
Bruce A. Streeter
Chief Executive Officer, President and Director

Each person whose signature appears below appoints Bruce A. Streeter and Quintin V. Kneen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Bruce A. Streeter Bruce A. Streeter	Chief Executive Officer, President and Director (Principal Executive Officer)	December 21, 2012

/s/ Quintin V. Kneen Quintin V. Kneen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2012

/s/ Samuel R. Rubio Samuel R. Rubio	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 21, 2012

/s/ David J. Butters David J. Butters	Director	December 21, 2012

/s/ Peter I. Bijur Peter I. Bijur	Director	December 21, 2012

/s/ Brian R. Ford Brian R. Ford	Director	December 21, 2012

/s/ Louis S. Gimbel, 3rd Louis S. Gimbel, 3rd	Director	December 21, 2012

/s/ Sheldon S. Gordon Sheldon S. Gordon	Director	December 21, 2012

/s/ Robert B. Millard Robert B. Millard	Director	December 21, 2012

/s/ Rex C. Ross Rex C. Ross	Director	December 21, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on February 24, 2010).

3.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on February 24, 2010).

4.1	Indenture dated as of March 12, 2012, between GulfMark Offshore, Inc., as issuer, and U.S. Bank National Association, as trustee, including a form of the Company’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on March 12, 2012).

4.2	Registration Rights Agreement dated as of March 12, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the Commission on March 12, 2012).

4.3	Registration Rights Agreement dated as of December 5, 2012, by and between GulfMark Offshore, Inc. and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the Commission on December 6, 2012).

*5.1	Opinion of Vinson & Elkins L.L.P

*12.1	Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of KPMG LLP

*23.2	Consent of UHY LLP

*23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

*24.1	Power of Attorney (included on signature pages hereto).

*25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association.

*	Filed herewith.